UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 7, 2024 (March 1, 2024)

Commission File Number 001-38308

Greenpro Capital Corp.

(Exact name of registrant issuer as specified in its charter)

Nevada	98-1146821
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

B-23A-02, G-Vestor,

Pavilion Embassy, 200 Jalan Ampang,

50450, W.P. Kuala Lumpur, Malaysia

(Address of principal executive offices, including zip code)

Registrant’s phone number, including area code (60) 3 8408 -1788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value	GRNQ	NASDAQ Capital Market

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2024, the Company’s board of directors (the “Board”) unanimously resolved to appoint Prabodh Kumar Kantilal H. Sheth (“Mr. Sheth”) and Mean Kwong Han (“Mr. Han”) as independent directors to the Board. Both Mr. Sheth and Mr. Han will serve on the Company’s Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Sheth will serve as chairman of the Audit Committee and the Compensation Committee effective May 1, 2024, and Mr. Han will serve as chairman of the Nominating and Corporate Governance Committee effective March 1, 2024.

Mr. Sheth is a Chartered Public Accountant with the American Institute of Certified Public Accountants. Mr. Sheth has over 30 years of experience in accounting, auditing, business advisory, computer risk management, IT, and executive management. He started his career at Arthur Andersen & Co., an American accounting firm from December 1986 to August 1996 as senior manager serving in its Los Angeles office and Kuala Lumpur office for 6 years and 4 years, respectively. During his tenure there, Mr. Sheth’ key roles were to provide audit and assurance services for both public and private companies and to build up a computer risk management division. From August 1996 to June 2008, Mr. Sheth served as executive director as well as investor of Com-Line Systems Sdn. Bhd., a Malaysia company specializing in the development of standard application packages and providing turnkey solution development services. In this role, he supervised the whole process of project delivery from product development, system implementation, sales and marketing, finance, human resources, and operations. From July 2008 to December 2016, he served as Chief Executive Officer of Clever Edge Sdn. Bhd., a Malaysia company principally provides IT services and consulting services in accounting systems.

Since May 2016, Mr. Sheth has served as Chief Executive Officer and director of ICEE International Sdn. Bhd., a Malaysia company specializing in energy savings and provides an autonomous climate-tech solution for chiller optimalization. Since May 2022, he has served as Chief Operating Officer of Cognitive Digital Sdn. Bhd., a Malaysia company providing technical and advisory support for the clients in their digital transformation projects and planning for optimizing allocation of resources.

Mr. Sheth earned a bachelor’s degree of science in accounting from Illinois State University in 1986.

As compensation for services as an independent director, Mr. Sheth shall receive a monthly fee of $1,700 in cash payable quarterly, commencing on March 1, 2024.

Mr. Han is a Chartered Accountant with the Chartered Accountants Australia and New Zealand and the Malaysian Institute of Accountants. Mr. Han has 50 years of experience in accounting, auditing, taxation, consulting, and training. He started his career at Yuen Tang & Co., a Malaysian CPA firm from March 1974 to June 1976 as an articled clerk and subsequently moved to another Malaysian CPA firm, Larry Seow & Co. as audit and tax assistant from July 1976 to September 1979. From October 1979 to August 1981, he served as assistant accountant of UMW (Malaya) Sdn. Bhd., a heavy equipment distributer in Malaysia. From September 1981 to March 1983, he served as accountant of Tampoi Oil Products Sdn. Bhd., a palm oil refinery in Malaysia. From February 1990 to March 1992, he served as financial controller at San Hin Welding & Construction Sdn. Bhd., a construction company in Brunei. He served as principal of a CPA firm in Malaysia, C T Lim & Co. from January 1998 to December 2002.

Mr. Han established his own consulting company, Serba Management Services Sdn. Bhd. in Malaysia, providing management consulting and company secretarial services from April 1983 to December 1997. Since January 2003, he established another consulting company, Arrow Training Sdn. Bhd. in Malaysia, principally providing training, finance, and human resources services. He has also provided corporate advisory and training services on a freelance basis since April 2013.

Mr. Han earned a bachelor’s degree of commerce in accounting from Nelson Marlborough Institute of Technology in New Zealand in 1996.

As compensation for services as an independent director, Mr. Han shall receive a monthly fee of $1,250 in cash payable quarterly, commencing on March 1, 2024.

Both Mr. Sheth and Mr. Han do not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive director, and there are no arrangements or understandings with any person pursuant to which they were selected as director of the Company. They are not a party to any transactions listed in Item 404(a) of Regulation S-K and they do not own any securities of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Independent Director Agreement with Sheth Prabodh Kumar Kantital H, dated March 1, 2024.
10.2	Independent Director Agreement with Han Mean Kwong, dated March 1, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREENPRO CAPITAL CORP.
(Name of Registrant)

Date: March 7, 2024	By:	/s/ Lee Chong Kuang
	Title:	Chief Executive Officer,
President, Director
(Principal Executive Officer)

Date: March 7, 2024	By:	/s/ Loke Che Chan, Gilbert
	Title:	Chief Financial Officer, Secretary,
Treasurer, Director
(Principal Financial Officer and
Principal Accounting Officer)